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Bloom Energy Announces Third Quarter 2020 Preliminary Financial Results

Revenue of $200.3 million, an increase of 6.6% sequentially from 2Q20, and gross margin of 28%

SAN JOSE, Calif., October 29, 2020 -- Bloom Energy Corporation (NYSE: BE) today announced financial results for the third quarter ended September 30, 2020. Bloom Energy has issued a shareholder letter discussing its third quarter 2020 financial results, and it may be accessed on the Investor Relations section of Bloom Energy’s website at: https://investor.bloomenergy.com.

Key highlights from the third quarter include:

•Revenue of $200.3 million, gross margin of 28.0%, and net loss of $12.0 million
•Adjusted EBITDA of $27.7 million

Commenting on its third quarter results, KR Sridhar, founder, chairman and CEO, Bloom Energy said:

“From the ongoing COVID-19 pandemic, to natural disasters occurring on either coast of the United States, and countries around the globe calling for immediate and necessary shifts to hydrogen and better forms of energy, we continue to see an increasing need for the sustainable and resilient energy power sources that Bloom Energy’s technology provides. As we move forward, we will continue to serve our customers and communities around the world through ground-breaking innovation and access to leading technologies to improve global energy consumption.”

Bloom Energy will hold a conference call today to discuss its financial results for the third quarter of 2020 and to provide an update on the business. The details are included below.

Conference Call Details

Bloom Energy will host a conference call today, October 29, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its third quarter 2020 financial results. To participate in the live call, analysts and investors may call +1 (833) 520-0063 and enter the passcode: 6975469. Those calling from outside the U.S. may dial +1 (236) 714-2197 and enter the same passcode: 6975469. A simultaneous live webcast will also be available under the Investor Relations section on Bloom Energy’s website at https://investor.bloomenergy.com/. Following the webcast, an archived version will be available on Bloom Energy’s website for one year. A telephonic replay of the conference call will be available until November 5, 2020, by dialing +1 (800) 585-8367 or +1 (416) 621-4642 and entering passcode 6975469.

About Bloom Energy

Bloom Energy’s mission is to make clean, reliable energy affordable for everyone in the world. Bloom’s product, the Bloom Energy Server, delivers highly reliable and resilient, always-on electric power that is clean, cost-effective, and ideal for microgrid applications. Bloom’s customers include many Fortune 100 companies and leaders in manufacturing, data centers, healthcare, retail, higher education, utilities, and other industries. For more information, visit www.bloomenergy.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

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This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates,” “can,” “may,” “will,” “would” and similar expressions identify such forward-looking statements. These statements include, but are not limited to statements regarding the demand and value for sustainable and resilient power sources; and Bloom Energy’s ability to innovate and provide leading technologies to improve global energy consumption. These statements should not be taken as guarantees of results and should not be considered an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including those included in the Risk Factor section of Bloom Energy’s Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Report (amended) on Form 10-Q for the quarter ended June 30, 2020 and other risks detailed in Bloom’s SEC filings from time to time. Bloom undertakes no obligation to revise or publicly update any forward-looking statements unless if and as required by law.

Use of Non-GAAP Financial Information

This release includes a non-GAAP financial measure as defined by SEC rules. This non-GAAP financial measure is in addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with U.S. GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. For a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, please see the table below.

(In Thousands)	Q3’20
Net loss to Common Stockholders	(11,954)
Loss (gain) on extinguishment of debt	(1,220)
Loss (gain) for non-controlling interests[1]	(5,922)
Loss (gain) on warrant & derivatives liabilities[2]	(1,505)
Loss (gain) on the Fair Value Adjustments for certain PPA derivatives[3]	(726)
Stock-based compensation	15,735
Depreciation & Amortization	13,036
Provision for Income Tax	7
Interest Expense / Other Misc	20,222
Adjusted EBITDA	27,673

1.Represents the profits and losses allocated to the non-controlling interests under the hypothetical liquidation at book value (HLBV) method
2.Represents the adjustments to the fair value of the warrants issued or embedded derivatives associated with the convertible notes and other derivatives
3.Represents the adjustments to the fair value of the derivative forward contract for one PPA entity (our first PPA company)

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Investor Relations:

Mark Mesler
Bloom Energy
+1 (408) 543-1743
Mark.Mesler@bloomenergy.com

Media:

Jennifer Duffourg
Bloom Energy
+1 (480) 341-5464
Jennifer.Duffourg@bloomenergy.com